EXHIBIT 5.1

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May 11, 2007
Spirit AeroSystems Holdings, Inc.
3801 South Oliver Street
Wichita, Kansas 67210

Re:	Spirit AeroSystems Holdings, Inc.
Registration Statement on Form S-1
Registration No. 333-142689

Ladies and Gentlemen:
     This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 34,668,484 shares of class A common stock, par value $0.01 per share (the “Shares”), of Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”). The Shares are to be sold pursuant to an underwriting agreement to be entered into among the Company, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as Representatives, and the Selling Stockholders signatory thereto, including 3,151,682 Shares to be sold by the selling stockholders if the underwriters exercise their over-allotment option.
     We have acted as counsel for the Company in connection with the proposed sale of the Shares. In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.
     Based on and subject to the foregoing, it is our opinion that the Shares are duly authorized and will be validly issued, fully paid and non-assessable when the Shares have been issued by the Company upon the conversion of the same number of shares of class B common stock, par value $0.01 per share, in accordance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company.

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Spirit AeroSystems Holdings, Inc.	2	May 11, 2007
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Kaye Scholer LLP

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